UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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GenCorp Inc.

(Name of Registrant as Specified In Its Charter)

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News Release
For Immediate Release
Court Denies Pirate Capital’s Request
For Injunction in Ohio Lawsuit
SACRAMENTO, Calif., March 28, 2006 – GenCorp Inc. (NYSE:GY) said today that the Ohio court in the lawsuit filed by Pirate Capital denied Pirate’s motion for a preliminary injunction against GenCorp as part of Pirate’s voluntary dismissal of the case without prejudice. GenCorp stipulated in Court that the Ohio Control Share Acquisition Act had no effect on the exercise or counting of any shareholder votes, including proxies, at the Annual Meeting and would have no effect on purchases of shares between now and the Annual Meeting.
Pirate had sued GenCorp in February, alleging that the Company had threatened to invalidate proxies that Pirate may obtain for the Company’s 2006 Annual Meeting of Shareholders under Ohio’s Control Share Acquisition Act. GenCorp has stated repeatedly in its proxy materials and in court filings that it had no intention of seeking to use the Control Share Acquisition Act to invalidate any proxies that Pirate may obtain.
“We are pleased to have this distraction behind us,” said Terry Hall, chairman, president and chief executive officer of GenCorp.
GenCorp continues to strongly urge shareholders to vote GenCorp’s white proxy card in favor of the Board’s nominees, R. Franklin Balotti, J. Gary Cooper and Steve G. Rothmeier.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
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